Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 07-09

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI ANNOUNCES RECORD 2006 RESULTS

Revenues Increase 128%

Excluding Tax Benefits, Net Income from Continuing Operations Up Ten-Fold

Adjusted EBITDA Surges Almost 250%

CARENCRO, LA – MARCH 15, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today reported net income from continuing operations of $21.8 million ($0.89 per diluted share) for the twelve month period ended December 31, 2006 on a 128% increase in revenues to $99.0 million. This compares with net income from continuing operations of $2.0 million ($0.07 per diluted share on 45% fewer outstanding diluted shares) on revenues of $43.4 million for the twelve month period ended December 31, 2005. Excluding $12.6 million of income tax benefits, net income from continuing operations was $9.2 million ($0.38 per diluted share), a ten-fold increase over the $0.9 million ($0.07 per diluted share) of net income from continuing operations, excluding income tax benefits, reported for the fiscal 2005 year.

Earnings before interest, taxes, depreciation and amortization, other income (expense) and gain on debt extinguishment (“Adjusted EBITDA”) for fiscal 2006 was $25.4 million, almost 250% higher than the $7.3 million of Adjusted EBITDA reported for the comparable 2005 period. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors to better understand the Company’s financial performance. See the reconciliation of net income (loss) to Adjusted EBITDA on the last page of this press release including a discussion of why the Company believes this non-GAAP financial measure is useful.

The reported results for fiscal 2006 include the results of Preheat, Inc. (“Preheat”) and Rig Tools, Inc. (“Rig Tools”) from their date of acquisition. Including a full year’s results of Preheat and Rig Tools, the Company would have reported revenues of $113.5 million, net income from continuing operations of $22.5 million ($9.9 million excluding income tax benefits), and Adjusted EBITDA of $29.5 million for fiscal 2006.

The Company recently announced the completion of $64.5 million of new senior credit facilities, the acquisition of BMJ Industrial Investments, L.L.C., a Texas limited liability company and its wholly-owned subsidiary, Charles Holston, Inc., a Louisiana corporation (collectively “CHI”) and the purchase of certain assets of Cypress Consulting Services, Inc. d/b/a Cypress Energy Services, a Texas corporation (“Cypress Energy”). The Company also announced recently that it expects its net income from continuing operations and Adjusted EBITDA for fiscal 2007 to exceed $17.0 million and $40.0 million, respectively, on anticipated revenues of more than $170.0 million. No additional tax benefits are expected to be available in fiscal 2007.

After preferred stock dividends and other charges associated with the issuance of the preferred stock, the Company reported net income available to common stockholders of $20.9 million ($0.89 per diluted share) for the 2006 fiscal year. For the twelve month period ended December 31, 2005, the Company previously reported a net loss available to common stockholders of $(5.3) million ($(0.38) per diluted share) after approximately $6.2 million of charges recorded in connection with the operation and subsequent sale of the Company’s former aviation division.

Fourth Quarter Results

For the three month period ended December 31, 2006, the Company reported results substantially improved over the same three month period for fiscal 2005, and in line with previously reported results for the third quarter of 2006. The fourth quarter is generally one of the Company’s slowest three month periods due to shorter workdays, permit delays and poor offshore weather conditions.

On revenues of $26.2 million, an increase of 135% over the comparable quarter a year ago, the Company reported net income from continuing operations of $6.8 million ($0.27 per diluted share) and Adjusted EBITDA of $6.5 million for the three month period ended December 31, 2006. Excluding a $4.6 million income tax benefit, the Company reported net income from continuing operations of $2.1 million ($0.08 per diluted share) for the quarter. For the same three month period ended December 31, 2005, the Company reported net income from continuing operations of $0.5 million ($0.03 per diluted share on 36% fewer outstanding diluted shares), excluding $0.3 million of income tax benefits, and Adjusted EBITDA of $2.0 million, on revenues of $11.1 million.

James C. Eckert, the Company’s Chairman and Chief Executive Officer commented, “OMNI just completed a very strong 2006 year and is positioned for an even better 2007. Our 2006 revenues climbed 128%, net income from continuing operations rose ten-fold and Adjusted EBITDA jumped two and one half times when compared to the same results reported for fiscal 2005. Additionally, the 2006 fourth quarter results were in line with the reported results for the 2006 third quarter evidencing a reduction in the seasonality of our revenue base. The impressive results reported for 2006, and especially those reported for the fourth quarter, are leading indicators suggesting a strong fiscal 2007. With the purchase of certain assets of Cypress Energy, our seismic drilling backlog tops $70.0 million. The acquisition of CHI is an exciting extension of our Environmental Services business unit and offers us significant cross-selling opportunities and numerous potential savings from available synergies. The CHI acquisition also establishes a new business segment – Transportation Services. We are pleased with the early integration of both acquisitions. The addition of the employee leasing division acquired from Cypress Energy offers us a number of cross-training possibilities to assist in more efficient utilization of our personnel. With the new senior credit facilities and planned capital expenditures budgeted for fiscal 2007 year, we believe OMNI is well positioned for both anticipated organic growth and available strategic initiatives. We are confident that our ability to meet the expected challenges and opportunities ahead of us in 2007 will translate into greater shareholder value over time.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate successfully the acquisitions referenced herein, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and rental equipment business units, and other risks detailed in OMNI's filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED DECEMBER 31,
	2004	2005	2006
	(In thousands, except per share data)
Operating revenue	$39,064	$43,350	$98,998
Operating expenses:
Direct costs	28,510	27,515	59,830
Depreciation and amortization	4,282	4,627	5,660
General and administrative expenses	9,464	8,497	13,780

Total operating expenses	42,256	40,639	79,270

Operating income (loss)	(3,192)	2,711	19,728
Interest expense	(3,288)	(2,836)	(4,966)
Gain (loss) on debenture conversion inducement and debt extinguishment	(729)	758	15
Other income (expense), net	(290)	835	233

Income (loss) before income taxes	(7,499)	1,468	15,010
Provision for income taxes	—	(565)	(5,779)

Income (loss) before income tax benefit	(7,499)	903	9,231
Income tax benefit from net operating loss carryforward	—	1,073	12,584

Net income (loss) from continuing operations	(7,499)	1,976	21,815
Loss from discontinued operations, net of taxes	(6,756)	(3,978)	—
Loss on disposal of discontinued operations assets, net of taxes	—	(2,271)	—

Net income (loss)	(14,255)	(4,273)	21,815
Dividends on preferred stock	(490)	(249)	(488)
Non-cash charge attributable to beneficial conversion feature of preferred stock	—	(745)	(458)

Net income (loss) available to common stockholders	$(14,745)	$(5,267)	$20,869

Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.73)	$0.07	$1.29
Loss from discontinued operations	(0.62)	(0.30)	—
Loss on disposal of discontinued operations assets, net of taxes	—	(0.17)	—

Net income available to common stockholders	$(1.35)	$(0.40)	$1.29

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.73)	$0.07	$0.89
Loss from discontinued operations	(0.62)	(0.29)	—
Loss on disposal of discontinued operations assets, net of taxes	—	(0.16)	—

Net income (loss) available to common stockholders	$(1.35)	$(0.38)	$0.89

Number of weighted average shares:
Basic	10,884	13,251	16,190
Diluted	10,884	13,683	24,459

EBITDA consists of earnings (net income or loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes other income (expense), and gain on debt extinguishment because these items are either non-recurring or non-cash. For the 2005 fiscal year, Adjusted EBITDA also includes loss from discontinued operations, net of taxes and loss on disposal of discontinued operations assets, net of taxes. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP).

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income (loss) to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows a more effective evaluation of the Company’s performance using the same measurements that management uses. Adjusted EBITDA is an indication of the Company’s ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income (loss), earnings (loss) per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the three and twelve months ended December 31, 2005 and 2006 including the results of Preheat and Rig Tools from their date of acquisition. The pro forma amounts shown below include a full year’s results of Preheat and Rig Tools.

OMNI ENERGY SERVICES CORP.

OTHER FINANCIAL DATA

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	Actual 2005	Actual 2006	Pro forma 2006
	(in thousands)		(in thousands)
Net income (loss)	$100	$6,767	$(4,273)	$21,815	$22,493
Plus (less):
Loss from discontinued operations, net of taxes	705	—	3,978	—	—
Loss on disposal of discontinued operations assets, net of taxes	—	—	2,271	—	—
Interest	870	1,482	2,836	4,966	6,642
Gain on debt extinguishment	—	—	(758)	(15)	(15)
Other income	(695)	(5)	(835)	(233)	(396)
Depreciation and amortization	1,012	1,591	4,627	5,660	7,116
Provision for income taxes	298	1,333	543	5,779	6,203
Income tax benefit	(298)	(4,638)	(1,051)	(12,584)	(12,584)

Adjusted EBITDA	$1,992	$6,530	$7,338	$25,388	$29,459

	Twelve Months Ended December 31, 2006
	Revenue	Net Income	Adjusted EBITDA
	(in thousands)
As reported	$98,998	$21,815	$25,388
Pre-Acquisition
Preheat, Inc.	2,889	292	664
Rig Tools, Inc.	11,579	386	3,407

Pro forma	$113,466	$22,493	$29,459